EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Directors
Universal Power Group, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-142736 on Form S-8 of Universal Power Group, Inc. of our report dated March 28, 2008 relating to the balance sheets of Universal Power Group, Inc. as of December 31, 2007 and 2006 and the related statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2007, which report is included in the December 31, 2007 Annual Report on Form 10-K of Universal Power Group, Inc.

/s/ KBA GROUP LLP

Dallas, Texas
March 28, 2008